December 1, 2019

Robeco Institutional Asset Management US Inc.

230 Park Avenue, Suite 3330

New York, New York 10169

Investment Advisory Agreement For Subadviser

(Harbor Robeco Series)

Dear Sir or Madam:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, Chicago, Illinois 60606, is the investment adviser to Harbor Funds (the “Trust”) on behalf of each of the series of funds designated as the Harbor Robeco Series set forth on Schedule A hereto (each, a “Fund”). The Trust has been organized as a statutory trust under the laws of the State of Delaware to engage in the business of an investment company. The Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The shares of beneficial interest of the Trust (the “Shares”) are divided into multiple series, including the Fund, as established pursuant to resolutions adopted by the Board of Trustees of the Trust (the “Board” or the “Trustees”). Pursuant to authority granted the Adviser by the Trust’s Trustees, the Adviser has selected Robeco Institutional Asset Management US Inc. (“you”, “your” or “yourself”) to act as a sub-investment adviser of each Fund set forth on Schedule A hereto and to provide certain other services, as more fully set forth herein (the “Agreement”). You are willing to act as such a sub-investment adviser and to perform such services under the Agreement. Accordingly, the Adviser and the Trust on behalf of each Fund agree with you as follows:

1.	Delivery of Fund Documents. The Adviser has furnished you with copies, properly certified or authenticated, of each of the following:

(a)	Agreement and Declaration of Trust of the Trust, as in effect on the date hereof (the “Declaration of Trust”);

(b)	By-Laws of the Trust as in effect on the date hereof (the “By-Laws”); and

(c)	Resolutions of the Trustees selecting the Adviser as investment adviser and you as a sub-investment adviser and approving the form of this Agreement.

The Adviser will furnish you from time to time with copies of all material amendments of or supplements to the foregoing.

2.

Advisory Services. You will regularly provide each Fund with advice concerning the investment management of that portion of each Fund’s assets that are allocated to you, which advice shall be consistent with the investment objectives and policies of each Fund as set forth in the Fund’s

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Prospectus and Statement of Additional Information, as amended or supplemented, and any investment guidelines or other instructions received in writing from the Adviser. The Board or the Adviser may, from time to time, make additions to and withdrawals from the assets of a Fund allocated to you. You will determine what securities and other financial instruments shall be purchased for such portion of each Fund’s assets, what securities and other financial instruments shall be held or sold by such portions of each Fund’s assets, and what portion of such assets shall be held uninvested, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws, and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect as set forth in each Fund’s Prospectus and Statement of Additional Information, as amended or supplemented, or any investment guidelines or other instructions received by you in writing from the Adviser, and subject, further, to such policies and instructions as the Board may from time to time establish and deliver to you. In accordance with paragraph 5, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities with brokers or dealers selected by you for that portion of each Fund’s assets for which you serve as sub-investment adviser.

You shall have no responsibility for actions taken in reliance on the Declaration of Trust; the By-Laws; a Fund’s written investment objectives and policies; the Prospectus and Statement of Additional Information; and written instructions, each as in effect from time to time. You will conform your conduct to, and will ensure that your management of the portion of each Fund’s assets allocated to you complies with, the Investment Company Act and Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and all rules and regulations thereunder, the requirements for qualification of the Fund as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), all other applicable federal and state laws and regulations, and with the provisions of each Fund’s Prospectus and Statement of Additional Information, as amended or supplemented, under the Securities Act of 1933, as amended, and the Investment Company Act.

The Board has delegated to you discretionary authority to exercise voting rights (“voting rights”) with respect to all proxies solicited by or with respect to the issuers of securities and other investments in the portion of the assets of each Fund managed by you. You shall be responsible for the administration of the proxy voting process and exercise these voting rights or refrain from voting in accordance with your then-current proxy voting policy, procedures and/or guidelines, as provided to us from time to time and based on the best interests of each Fund’s shareholders. You are authorized to instruct each Fund’s custodian as necessary to ensure your receipt of all proxies and shareholder communications relating to securities held in the portion of each Fund’s assets managed by you. You will maintain appropriate records detailing your voting of proxies on behalf of each Fund and, upon the Adviser’s reasonable request, will provide a report setting forth, at a minimum, the names of the issuers, proposals voted on, how each Fund’s shares were voted and your resolution of any conflicts of interest.

You shall maintain written compliance policies and procedures that are reasonably designed to ensure each Fund’s compliance with the foregoing and to prevent yourself and each Fund from violating applicable federal securities laws. You agree to provide the Trust and the Adviser with such reports and certifications and with such access to your officers and employees as the Trust or Adviser may reasonably request for the purpose of assessing the adequacy of your compliance

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policies and procedures. You agree to notify the Adviser immediately upon detection of any breach of any of a Fund’s policies, guidelines or procedures and of any violation of any applicable law or regulation, including the Investment Company Act and Subchapter M of the Code, relating to that portion of each Fund’s assets allocated to you. You also agree to notify us promptly upon detection of any material violations of your compliance policies and procedures that relate to each Fund or your activities as an investment adviser generally, such as when the violation could be considered material to your advisory clients.

You shall keep each Fund’s books and records to be maintained by you and shall timely furnish to the Adviser all information relating to your services hereunder needed by the Adviser to keep other books and records of each Fund required by Rule 31a-1 under the Investment Company Act. You agree that all records which you maintain for each Fund are the property of the Fund and you shall surrender promptly upon request and without any charge to a Fund any of such records required to be maintained by you.

Upon reasonable request from the Adviser, you will reasonably assist the Valuation Committee of the Trust in valuing securities or other financial instruments of each Fund as may be required from time to time, including making available information of which you have knowledge related to the securities or other financial instruments being valued.

You shall promptly provide the Trust and the Adviser with any information you receive regarding class action claims or any other legal matters involving any security or other financial instrument held in each Fund and shall cooperate with the Trust and the Adviser to the extent necessary for the Trust or the Adviser to pursue and/or participate in any such action or matter.

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or a Fund in any way or otherwise be deemed to be an agent of the Trust or a Fund or of the Adviser. You will make your officers and employees available to meet with the Trustees and the Trust’s or Adviser’s officers at least quarterly on due notice to review the investments and investment program of the portion of each Fund’s assets allocated to you in light of current and prospective economic and market conditions. You will cooperate with the Trust’s independent public accountants and take all reasonable action in the performance of services and obligations under this Agreement to assure that the information needed by such accountants is made available to them for the expression of their opinion without any qualification as to the scope of their audit, including, but not limited to, their opinion included in the Trust’s annual report under the Investment Company Act and annual amendment to the Trust’s registration statement under the Investment Company Act.

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind to any other corporation, firm, individual or association, except as specifically prescribed in paragraph 4.

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You understand that the Funds may engage in securities lending. The Adviser agrees to use its best efforts to ensure that the Funds’ custodian maintains sufficient securities available, or can recall such securities in a timely fashion, to satisfy any settlement obligations created by transactions entered into by you for a Fund.

The Adviser hereby acknowledges and consents to your use of designated persons of your affiliates in providing services under this Agreement with respect to such portion of each Fund’s assets that are allocated to you, including but not limited to personnel of Robeco Nederland B.V., Robeco Institutional Asset Management B.V., Robeco Hong Kong Limited and Robeco Overseas Investment Fund Management (Shanghai) Limited Company. You will ensure that all such personnel will be associated persons of you and subject to your supervision. You will also ensure that all such personnel are subject to your compliance program under Rule 206(4)-7 under the Investment Advisers Act, including your personal trading code of ethics under Rule 204A-1 under the Investment Advisers Act. For the avoidance of doubt, you will be responsible for the costs of the foregoing use of the services of the designated persons of your affiliates, including, without limitation, any fees and expenses of the affiliate, and you will be liable, in accordance with paragraph 6 of this Agreement, for the acts and omissions of the personnel of such affiliates as if such acts and omissions were your own.

3.	Allocation of Charges and Expenses. You will bear your own costs of providing services hereunder. You will not be required to pay any expenses of a Fund.

4.

Compensation of the Subadviser. For all investment management services to be rendered hereunder, the Adviser will pay to you a fee, as set forth in Schedule B hereto, quarterly in arrears, based on a percentage of the average daily net assets (as defined below) of the portion of each Fund that you managed during the quarter. “Average daily net assets” means the average of the values placed on the net assets of the portion of each Fund that you managed on each day on which the net asset value of a Fund’s portfolio is determined. The net assets of each Fund are valued by each Fund’s custodian in the manner specified in each Fund’s Prospectus and Statement of Additional Information, as amended or supplemented. If determination of the value of net assets is suspended for any particular business day, then for the purposes of this paragraph 4, the value of the net assets of each Fund as last determined shall be deemed to be the value of the net assets. If a Fund’s custodian determines the value of the net assets of a Fund’s portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 4.

5.

Avoidance of Inconsistent Position and Brokerage. In connection with purchases or sales of securities and other financial instruments for the account of the portion of each Fund allocated to you, neither you nor any of your directors, officers, employees or affiliates will act as a principal or agent or receive any compensation in connection with the purchase or sale of securities and other financial instruments by a Fund, other than the compensation provided for in this Agreement, except as permitted by the Investment Company Act and approved by the Board. You or your agent shall arrange for the placing of all orders for the purchase and sale of securities and other financial instruments for the portion of each Fund’s account allocated to you with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for each Fund the most favorable execution and net

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price available. It is also understood that it is desirable for each Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to a Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized, consistent with the provisions of Section 28(e) of the Securities Exchange Act of 1934, to place orders for the purchase and sale of securities and other financial instruments for each Fund with such certain brokers if you determine, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer, viewed in terms of either that particular transaction or your overall responsibilities with respect to a Fund, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of a Fund, you will act solely as investment counsel for such clients and not in any way on behalf of a Fund.

You will advise the Trust’s custodian and the Adviser on a prompt basis of each purchase and sale of a security and other financial instrument, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may be reasonably required. From time to time as the Board or the Adviser may request, you will furnish to the Trust’s officers and to each of its Trustees reports on portfolio transactions and reports on issues of securities and other financial instruments held in the portfolios, all in such detail as the Trust or the Adviser may reasonably request.

On occasions when you deem the purchase or sale of a security or other financial instrument to be in the best interest of a Fund as well as other of your clients, you, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other financial instruments to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or other financial instruments so purchased or sold, as well as the expenses incurred in the transaction, shall be made by you in the manner you consider to be the most equitable and consistent with your fiduciary obligations to each Fund and to such other clients.

6.

Limitation of Liability of Subadviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part or from reckless disregard by you of your obligations and duties under this Agreement.

7.	Representations and Warranties. You represent and warrant that:

(a)	You are an investment adviser registered under the Investment Advisers Act;

(b)

You are or will be registered as a Commodity Trading Advisor (CTA) and a Commodity Pool Operator (CPO) under the Commodity Exchange Act with the Commodity Futures Trading Commission (CFTC) and the National Futures Association (NFA), or are not required to register pursuant to an applicable exemption;

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(c)

You are a corporation duly organized and properly registered and operating under the laws of the State of Delaware with the power to own and possess its assets, perform your obligations under this Agreement, and to carry on your business as it is now being, and to be, conducted;

(d)

The execution, delivery and performance of this Agreement are within your powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on your part for the execution, delivery and performance of this Agreement, and your execution, delivery and performance of this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) your governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon you;

(e)

You will maintain insurance coverage in such amounts considered commercially reasonable and appropriate under current industry practice for an investment adviser of your size and business model, as such may change from time to time, and will promptly provide the Adviser with notification of any materially adverse changes to or cancellation of such coverage; and

(f)	You will promptly notify the Adviser and the Trust if you suffer a material adverse change in your business that would materially impair your ability to perform your relevant duties for a Fund.

8.

Duration and Termination of this Agreement; Survival. This Agreement shall remain in force until the date shown next to each Fund listed on Schedule A hereto and from year to year thereafter, but only so long as such continuance, and the continuance of the Adviser as investment adviser of each Fund, is specifically approved at least annually in the manner prescribed in the Investment Company Act and the rules and regulations thereunder, subject however, to such exemptions as may be granted by the U.S. Securities and Exchange Commission (“SEC”) by any rule, regulation or order. This Agreement may, on 30 days’ written notice, be terminated at any time without penalties charged to a Fund, by the Board, by vote of a majority of the outstanding voting securities of a Fund, by the Adviser, or by you. This Agreement will terminate immediately upon its assignment or the assignment of the investment advisory agreement between the Adviser and the Trust, on behalf of a Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject however, to such exemptions as may be granted by the SEC by any rule, regulations or order. The provisions of paragraphs 6, 10 and 13 shall survive the termination of this Agreement.

9.

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Adviser or you or of the Trust.

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It shall be your responsibility to furnish to the Board of Trustees such information as may reasonably be necessary in order for the Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to paragraphs 8 or 9 hereof.

10.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflict of law principles and the Investment Company Act. To the extent that the applicable laws of the State of Illinois conflict with the applicable provisions of the Investment Company Act, the latter shall control.

11.

Miscellaneous. It is understood and expressly stipulated that neither the holders of Shares of the Trust or a Fund nor the Trustees shall be personally liable hereunder. All persons dealing with the Trust or a Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust or the Fund as none of the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust or a Fund. No series of the Trust shall be liable for any claims against any other series or assets of the Trust.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer rights, privileges, claims or remedies upon any shareholder or other person other than the parties (including the Trust with respect to a Fund) and their respective successors and permitted assigns.

12.

Prohibition on Consulting with other Subadvisers. You are not permitted to consult with any other subadviser to the Trust with respect to transactions by a Fund in securities or other financial instruments.

13.

Confidentiality. You shall maintain all non-public information regarding each Fund’s portfolio, including the list of portfolio securities held by each Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by a Fund or the Adviser or is otherwise required by law. You shall not use your knowledge of non-public information regarding a Fund’s portfolio as a basis to place or recommend any securities transactions for your own or your affiliates’ (or your respective directors, officers and employees) benefit to the detriment of a Fund. If you are requested or required by law to disclose any confidential information by any regulatory authority or pursuant to an order of a court or a facially valid administrative, legislative or other subpoena, then you shall immediately notify the Adviser of the request to allow the Adviser the opportunity to legally contest or limit the scope and terms of any such disclosure required by law.

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14.

Use of Names. Neither party shall use the name, trademark or trade name of the other party or any of its affiliates or refer to the existence of this Agreement in any advertising, promotional or other material, whether in written, electronic or other form, distributed to any unaffiliated third party without obtaining specific prior written approval of the non-disclosing party.

Notwithstanding the foregoing, you agree that for so long as each Fund remains in existence and you serve as subadviser to each Fund, the Adviser shall have a non-exclusive, non-transferable, royalty-free license to reproduce, distribute, publicly display or otherwise use your name, including any short form thereof, logo or other identifying mark, and trade name (collectively, the “Licensed IP”) on its website and in advertising, promotional and marketing materials for Harbor Funds (collectively, “Materials”), subject to the terms of this paragraph 14.

The Adviser will be permitted to use the Licensed IP in any Materials solely for the purpose of identifying you as the subadviser to each Fund or including you in a listing of entities that serve as subadvisers to the series of Harbor Funds, without your prior approval. With respect to all other Materials, the Adviser’s use of the Licensed IP will be subject to your prior review and approval of a sample of such Materials, and you agree to use reasonable efforts to review such samples of Materials within five business days of their receipt. Following your review and approval of a sample of any Materials containing the Licensed IP, the Adviser will thereafter be permitted to modify such Materials (and use such modified Materials), without your approval, including, without limitation, in order to update statistical data or identifying information regarding any new or existing series or subadviser of Harbor Funds, provided that the modifications do not materially change the character or substance of the Materials. Notwithstanding anything to the contrary herein, the Adviser agrees that it will provide copies of any Materials containing the Licensed IP for review by you, from time to time, upon your reasonable request.

The Adviser agrees that it will not edit, excerpt or modify the Licensed IP in any way. The Adviser acknowledges that it will acquire no right, title or interest to the Licensed IP or any of the goodwill associated therewith. The Adviser further agrees that it will be responsible for ensuring that all Materials containing the Licensed IP which are used to market the Fund to current and prospective investors will comply with applicable laws, rules and regulations.

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If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this Agreement and return one such counterpart to the Trust and the other such counterpart to the Adviser, whereupon this Agreement shall become a binding contract.

HARBOR FUNDS ON BEHALF OF EACH OF
THE HARBOR ROBECO SERIES LISTED ON SCHEDULE A HERETO

By:
Charles F. McCain, President

HARBOR CAPITAL ADVISORS, INC.

By:
Brian L. Collins, Executive Vice President

The foregoing Agreement is hereby accepted as of the date thereof.

ROBECO INSTITUTIONAL ASSET MANAGEMENT US INC.

By:

Name:

Title: